Exhibit 10.1

To: NOWTRANSIT INC
Manchester
20, Ayres Road
England, M16 9NB

NOWTRANSIT INC
INVESTMENT CONFIRMATION

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ____________  shares of the common stock of NowtransitInc., a Nevada corporation (the "Company"), for a purchase price of $_________, or $0.01 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to NowtransitInc or sending a wire transfer payment to the Company’s account.

The undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but has relied solely on its own decision.

The undersigned understands that an investment in the shares is a speculative investment, which involves a high degree of risk and the potential loss of her entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company.

Date: ____________
1.	Print Full Name of Investor:	Individual:_____________________
First, Last
_________________________

2.	Permanent Address of Investor:
_________________________

_________________________

3.	Authorized Signatory: ________________________